EXHIBIT 99.1

                                        Unocal Corporation
                                        2141 Rosecrans Avenue, Suite 4000
                                        El Segundo, California 90245

                                  [UNOCAL LOGO]

                                        NEWS RELEASE

                                        Contact:     Barry Lane (Media)
                                                     310-726-7731
                                                     Robert Wright (Investors)
                                                     310-726-7665

                 Unocal completes acquisition of Pure Resources

       El Segundo, Calif., Oct. 30, 2002 -- Unocal Corporation (NYSE: UCL) and its Union Oil Company of California subsidiary, today said that they had completed a short-form merger of a wholly owned Union Oil subsidiary into Pure Resources, Inc., following the close of trading on the New York Stock Exchange yesterday. As a result, Pure is now a wholly owned subsidiary of Union Oil.
       In the merger, each Pure share other than those owned by Union Oil was converted into the right to receive 0.74 shares of Unocal common stock, subject to the rights of Pure's remaining stockholders to seek appraisal under Delaware law. The short-form merger allowed Union Oil to acquire the remaining Pure shares that were not tendered under its exchange offer.
       Union Oil had earlier accepted for exchange 16.6 million Pure shares that were tendered and not withdrawn as of the expiration of the exchange offer at midnight, New York City time, Oct. 29.
       The exchange offer resulted in Union Oil owning a total of 49.3 million shares, representing more than 97 percent of the outstanding Pure shares. Each share of Pure common stock tendered under the exchange offer was exchanged for
0.74 shares of Unocal common stock. Unocal expects to issue approximately 13.2 million shares of Unocal common stock to Pure stockholders.
       Unocal named Don Hansen as interim business leader of Pure. Hansen will continue as president of Northrock Resources, Ltd., a wholly owned Canada-based subsidiary of Union Oil, during the interim period. The company expects to name a permanent business unit leader for Pure soon.
       Unocal said that Pure Resources' senior management team, including Jack Hightower, Pure chairman, president and chief executive officer, will continue to provide services to Pure during a transition period.

About Unocal Corporation
       Unocal is one of the world's largest independent natural gas and crude oil exploration and production companies. Based in El Segundo, Calif., Unocal's principal production operations are in North America and Asia. More information about the company is available at www.unocal.com.
                                    * * * * *
This news release contains certain forward-looking statements about expected business transactions and personnel changes. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of factors discussed in Unocal's amended 2001 Annual Report on Form 10-K/A and subsequent reports filed with the U.S. Securities and Exchange Commission. Unocal undertakes no obligation to update the information in this news release.

Investors are urged to consider closely the disclosure in Unocal's amended 2001 Annual Report on Form 10-K/A and other reports filed with the SEC (SEC File No. 1-8483). Copies of the Company's SEC filings are available from the Company by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site, www.unocal.com.
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